Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements File No. 333-285259 on Form S-8 of Mercer Bancorp, Inc. of our report dated January 14, 2025, relating to our audit of the consolidated financial statements as of and for the year ended September 30, 2024, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Mercer Bancorp, Inc..

/s/S.R. Snodgrass, P.C.

Cranberry Township, Pennsylvania

December 19, 2025

PITTSBURGH, PA	PHILADELPHIA, PA	WHEELING, WV	STEUBENVILLE, OH

2009 Mackenzie Way • Suite 340 Cranberry Township, PA 16066 (724) 934-0344	161 Washington Street • Suite 200 Conshohocken, PA 19428 (610) 278-9800	980 National Road Wheeling, WV 26003 (304) 233-5030	511 N. Fourth Street Steubenville, OH 43952 (304) 233-5030

S.R. Snodgrass, P.C. d/b/a S.R. Snodgrass, A.C. in West Virginia